Exhibit 10.3

ANDREA ELECTRONICS CORPORATION

CHANGE IN CONTROL

The Board of Directors (the “Board”) of Andrea Electronics Corporation (the “Company”), a New York corporation, desires to assure the Company of your continued services for the benefit of the Company, particularly in the face of a take over attempt.

This Change in Control agreement (“Agreement”) therefore sets forth those benefits which the Company will provide to you in the event your employment with the Company is terminated after a “Change in Control of the Company” (as defined in paragraph 2) under the circumstances described below.

1)	TERM

If a Change in Control of the Company should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as you remain an employee of the Company, but in no event for more than three full calendar years following a Change in Control of the Company; provided, however, that the expiration of the term of this Agreement shall not adversely affect your rights under this Agreement which have accrued prior to such expiration. If no Change in Control of the Company occurs before your status as an employee of the Company is terminated, this Agreement shall expire on such date.

2)	CHANGE IN CONTROL

a)	For purposes hereof, a “change in control” shall be defined as:

i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13D-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below: or

ii)	Individuals who, as of the date hereof, constitute the Committee (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Committee, provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Committee; or

iii)	Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% or, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Committee, providing for such Business Combination; or

iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

b)	Upon the occurrence of a Change in Control, the Company shall pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of the payments due for the remaining term of the Agreement or three (3) times Employee’s average annual compensation for the five (5) preceding taxable years. Such annual compensation shall include bonuses, pension and profit sharing plan benefits, severance payments, retirement benefits and fringe benefits paid or to be paid to the Employee during such years. Such annual compensation shall not include any commissions. At the election of the Employee, which election is to be made within thirty (30) days of the Change in Control, such payment may be made in a lump sum or paid in equal monthly installments during the thirty-six (36) months following the Employee’s termination. In the event that no election is made, payment to the Employee will be made on a monthly basis during the thirty-six (36) months following the Employee’s termination.

c)	All restrictions on the restricted stock will lapse immediately, incentive stock options and stock appreciation rights will become immediately exercisable, and Performance Shares/Units will vest immediately, in full, in the event of a Change in Control.

d)	Upon the occurrence of a Change in Control, Employee will be entitled to receive benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company on Employee’s behalf to the extent such benefits are not otherwise paid to Employee under a separate provision of this Agreement.

e)	Upon the occurrence of a Change in Control followed by the Employee’s termination of employment, the Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee prior to his severance, except to the extent that such coverage may be changed in its application for all Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months following the Date of Termination.

f)	Any and all payments to be made to the Employee under this Agreement or otherwise as a result of a Change in Control (hereinafter referred to as “Change in Control Payments”), shall be made free and clear of, and without deduction or withholding for or on account of, any tax which may be payable under Section 4999 of the Code, now or hereafter imposed, levied, withheld or assessed (such amounts being hereinafter referred to as the “Excise Taxes”). If, notwithstanding the foregoing provision, any Excise Taxes are withheld from any Change in Control Payments made or to be made to Employee, the amounts so payable to the Employee shall be increased to the extent necessary to yield to the Employee (after payment of any tax which may be payable under Section 4999 of the Code) the full amount which he is entitled to receive pursuant to the terms of this Agreement or otherwise without regard to liability for any Excise Taxes and any other Federal, State, FICA/Medicare and unemployment taxes thereon. In the event any Excise Taxes are now or hereafter imposed, levied, assessed, paid or collected with respect to the Change of Control Payments made or to be made to the Employee, Excise Taxes and any other Federal, State and unemployment taxes thereon shall be paid by the Company or, if paid by the Employee, shall be reimbursed to the Employee by the Company upon its receipt of satisfactory evidence of such payment having been made.

SIGNATURES

IN WITNESS WHEREOF, Andrea Electronics Corporation has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Employee has signed this Agreement, on the 22nd day of November, 1999.

/s/ Richard A. Maue
Richard A. Maue
Chief Financial Officer and Corporate Secretary

/s/ Corisa Guiffre
Corisa Guiffre